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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                             Commission File Number: 000-29778

         Merry Land Properties, Inc. (now, Cornerstone Merger Sub, Inc.)
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             (Exact name of registrant as specified in its charter)

                              306 East Main Street
                            Richmond, Virginia 23219
                                 (804) 643-1761
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          common shares, no par value
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           (Title of each class of securities covered by this Form)

                                      N/A
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [X]         Rule 12h-3(b)(1)(ii) [_]
            Rule 12g-4(a)(1)(ii) [_]         Rule 12h-3(b)(2)(i)  [_]
            Rule 12g-4(a)(2)(i)  [_]         Rule 12h-3(b)(2)(ii) [_]
            Rule 12g-4(a)(2)(ii) [_]         Rule 15d-6           [_]
            Rule 12h-3(b)(1)(i)  [X]

     Approximate number of holders of record as of the certification or notice
date:              1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Cornerstone Merger Sub, Inc., as the successor by merger to the registrant, has caused his certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: June 11, 2003                       By: /s/ Stanley J. Olander, Jr.
     -----------------------------            ----------------------------------
                                              Stanley J. Olander, Jr.
                                              Vice President

Instruction: this form is required by rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall by typed or printed under the signature.

SEC 2069 (01-02) Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                EXPLANATORY NOTE

     This Amended Form 15 is being filed due to the omission of the date and conformed signature on the original Form 15 filing.